Exhibit 23.2

CONSENT OF GRANT A. MALENSEK

I consent to all references to my name and any quotation from, or summarization of, Sections 1.2, 1.3.11, 1.3.13, 19, 21, 22, and 30, and my contributions to Section 27 of the technical report summary entitled “Technical Report on the Roca Honda Project, McKinley County, State of New Mexico, USA” dated February 22, 2022; and Sections 1.2, 1.3.11, 1.3.13, 19, 21, 22, and 30 and my contributions to Section 27 of the technical report summary entitled “Technical Report on the Nichols Ranch Project, Johnson and Campbell Counties, Wyoming, USA” dated February 22, 2022, as amended on February 8, 2023; and my contributions to Sections 1.2, 1.3.12, 1.3.14, 19, 21, 22, 27 and 30 of the pre-feasibility study entitled “Technical Report on the Pre-Feasibility Study on the Pinyon Plain Project, Coconino County, Arizona, USA” dated February 23, 2023, prepared by me, included or incorporated by reference in:

(i)    the Annual Report on Form 10-K for the period ended December 31, 2022 (the “10-K”) of Energy Fuels Inc. (the “Company”) being filed with the United States Securities and Exchange Commission, and any amendments or supplements thereto;

(ii)    the Company’s Form S-3 Registration Statements (File Nos. 333-253666 and 333-226878), and any amendments or supplements thereto; and

(iii)    the Company’s Form S-8 Registration Statements (File Nos. 333-217098, 333-205182, 333-194900, 333-226654 and 333-254559), and any amendments or supplements thereto.

I further consent to the filing of the technical report summaries as exhibits to the 10-K.

/s/ Grant A. Malensek
Grant A. Malensek, M.Eng., P. Eng.

Date: March 8, 2023